                                                                  EXHIBIT 10.35


                       IN THE UNITED STATES DISTRICT COURT
                        FOR THE NORTHERN DISTRICT OF OHIO
                                EASTERN DIVISION

IRON WORKERS LOCAL UNION                             )
NO. 17 INSURANCE FUND AND                            )
ITS TRUSTEES, et al.,                                )
                                                     )    CASE NO. 1:97-CV-1422
                                                     )
                                                     )
                  Plaintiffs,                        )
                                                     )
                                                     )
         v.                                          )    Judge James S. Gwin
                                                     )
PHILIP MORRIS INCORPORATED,                          )
et al.,                                              )    CLASS ACTION
                                                     )
                                                     )
                  Defendants.                        )






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                           CLASS SETTLEMENT AGREEMENT

                  This CLASS SETTLEMENT AGREEMENT is entered into this 14th day of January 1999 by and between the named and representative plaintiffs Iron Workers Local Union No. 17 Insurance Fund, IBEW Local No. 38 Health & Welfare Fund, Ohio Laborers' District Council-Ohio Contractors' Association Insurance Fund, Dealers-Unions Insurance Fund, and Local 47 Welfare Fund No. 1, Toledo Electrical Welfare Fund, through their trustees (collectively, "Plaintiff Funds") in IRON WORKERS LOCAL UNION NO. 17 INSURANCE FUND, ET AL. V. PHILIP MORRIS INC., ET AL., Case No. 1:97-CV-1422, United States District Court, Norther District of Ohio, Eastern Division (the "Action"), for themselves and on behalf of the class as hereinafter defined ("Class"), and Brooke Group Ltd., a Delaware corporation ("Brooke Group"), Liggett & Myers, Inc., a Delaware corporation ("Myers"), and Liggett Group Inc., a Delaware corporation (which, with Myers, is hereinafter referred to as "Liggett").





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                                    RECITALS

WHEREAS,

         A. On May 20, 1997, Plaintiff Funds commenced the Action against various tobacco-related entities, including, among others, Philip Morris, Inc., R.J. Reynolds Tobacco Co., Brown & Williamson Tobacco Corp., Lorillard Tobacco Co., American Tobacco Co., Liggett Group Inc., United States Tobacco Company and British American Tobacco Co. Ltd. and their various parent and related companies ("Defendants"), asserting claims on behalf of a putative class of health and welfare trusts, for, among other things, expenses allegedly incurred in providing medical treatment for tobacco-related illnesses. On October 20, 1998, the Court, in an order to be published at 182 F.R.D. 523, granted the Plaintiff Funds' motion to certify their cause as a class action.

         B. Plaintiff Funds allege that Liggett has acted improperly on grounds generally applicable to the Class.

         C. Liggett and Brooke Group have denied, and continue to deny any legal liability of any kind in all smoking-related litigation.




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         D. Liggett and Brooke Group have made available relevant information, and Plaintiff Funds, through counsel, have investigated these entities and other relevant information, and have concluded that it would be in the best interests of the Class to enter into this Agreement, and further, that Plaintiff Funds and counsel consider the settlement set forth herein to be fair, reasonable and adequate and in the best interests of the Class.

         E. Liggett and Brooke Group recognize and acknowledge that this Agreement is in their best interests as defending the Action, through trial and appeals, would require considerable resources and expense and would entail uncertainty and risk.

                  NOW, THEREFORE, in consideration of the foregoing and of the promises and covenants set forth in this Class Settlement Agreement, Plaintiff Funds, on their own behalf and on behalf of the Class, and Liggett and Brooke Group hereby stipulate and agree that, conditional upon the approval of the Court as required by Rule 23 of the Federal Rules of Civil Procedure and as provided herein, the Action shall be settled as against Liggett and Brooke Group and that all claims asserted by or on behalf of the Class in the Action against the Liggett and Brooke Group shall be dismissed with prejudice, all on the terms and conditions contained herein, as follows:

1.       DEFINITIONS.

                  As used in and solely for the purposes of this Settlement Agreement, the following terms shall have the following respective meanings:




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                  "Action" means the action captioned IRON WORKERS LOCAL UNION
NO. 17 INSURANCE FUND, ET AL. V. PHILIP MORRIS INC., ET AL., Case No. 1:97-CV-1422, United States District Court, Norther District of Ohio, Eastern Division.

                  "Affiliate" means a Present Affiliate or a Future Affiliate.

                  "Agreement" means this Class Settlement Agreement.

                  "Brooke Group" means Brooke Group Ltd. and/or its Present Affiliates other than Liggett.

                  "Cigarette" means any product including components, accessories, or parts which is intended to be burned under ordinary conditions of use and consists of: (1) any roll of tobacco wrapped in paper or in any substance not containing tobacco; or (2) any roll of tobacco wrapped in any substances containing tobacco which, because of its appearance, the type of tobacco used in the filler, or its packaging and labeling, is likely to be offered to, or purchased by, consumers as a cigarette described in subparagraph
(1).

                  "Class" means all members of the class certified by the Court in the Action, which class is defined as all jointly-administered, multi-employer health and welfare trusts in Ohio, through their respective trustees.

                  "Class Counsel" means those law firms listed in Section 19.9 hereof.

                  "Class Fairness Hearing" means the hearing to be conducted by the Court in connection with the determination of the fairness, adequacy and reasonableness of this Agreement under Rule 23 of the Federal Rules of Civil Procedure.




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                  "Class Final Order and Judgment" or "Class Final Approval"
means the order to be entered by the Court approving this Agreement without material alterations, as fair, adequate and reasonable under Rule 23 of the Federal Rules of Civil Procedure, and making such other findings and determinations as the Court deems necessary and appropriate to effectuate the terms of this Agreement and to exercise its continuing and exclusive jurisdiction over the enforcement and administration of all terms of this Agreement.

                  "Class Settlement Date" or "Settlement Date" means the date on which all of the following shall have occurred: (a) the entry of the Class Final Order and Judgment without material modification, and (b) the achievement of finality for the Class Final Order and Judgment by virtue of that order having become final and non-appealable through (i) the expiration of all appropriate appeal periods without an appeal having been filed; (ii) final affirmance of the Class Final Order and Judgment on appeal or final dismissal or denial of all such appeals, including petitions for review, rehearing or certiorari; or (iii) final disposition of any proceedings, including any appeals, resulting from any appeal from the entry of the Class Final Order and Judgment.

                  "Court" means the United States District Court, Northern District of Ohio, Eastern Division.

                  "Domestic Tobacco Operations" means the manufacture and/or sale of Cigarettes and any other tobacco products in the United States, its territories, its possessions and the Commonwealth of Puerto Rico.





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                  "Downstream Distribution Entity" means any person or entity that furthers the distribution of tobacco products at any point from the original place of manufacture to individuals for personal consumption, including, without limitation, wholesalers, retailers, private label purchasers and control label purchasers. Such term shall not include common carriers.

                  "Future Affiliate" means any one entity, other than an entity with a Market Share greater than 30% as of the date of this Agreement, which is a Non-settling Tobacco Company (including any successor to or assignee of its assets) if such entity or an Affiliate of such entity with the prior written approval of Brooke Group, subsequent to the date, and during the term, of this Agreement but prior to the fourth anniversary of the date of execution of this
Agreement: (i) directly or indirectly acquires or is acquired by Liggett or Brooke Group; (ii) directly or indirectly acquires all or substantially all of the stock or assets of Liggett or Brooke Group; (iii) all or substantially all of whose stock or assets engaged in Domestic Tobacco Operations are directly or indirectly acquired by Liggett or Brooke Group or any Subsidiary of either of them; or (iv) directly or indirectly merges with Liggett or Brooke Group or otherwise combines on any basis with Liggett or Brooke Group.

                  "Future Affiliate Transaction" means a transaction, or series of transactions, by which an entity becomes a Future Affiliate.

                  "Health and Welfare Trust" means a non-profit, union-sponsored tax-exempt trust organized under the Employee Retirement Income Security Act, 29 U.S.C. section 1001 et seq. to provide health-related benefits to workers and their families.





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                  "Liggett" means Liggett Group Inc. and Liggett & Myers, Inc.

                  "Market Share" means, with respect to a specified Tobacco Company and a specified year, the Domestic Tobacco Operations market share in that year of all of such company's cigarettes and other tobacco products (as the case may be), as determined by The Maxwell Consumer Report published by Wheat First Butcher Singer or a similar or successor report.

                  "Membership Population" means, with respect to a specified Health and Welfare Trust, including Class members, the number of participants in and beneficiaries to such Health and Welfare Trust.

                  "Non-Settling Tobacco Companies" means each of The American Tobacco Co., Lorillard Tobacco Co., Philip Morris Inc., R.J. Reynolds Tobacco Co., Brown & Williamson Tobacco Corp., and United States Tobacco Company.

                  "Notice" means the written notice document to be provided to Class members as defined in Section 8.1 of this Agreement.

                  "Notice Date" means the first date upon which Notice is given to the Class pursuant to Section 8.1 of this Agreement.

                  "Parent", with respect to Liggett means Brooke Group, and with respect to any other specified corporation or entity, means another corporation, partnership or other entity which directly or indirectly controls such specified corporation or entity.

                  "Parties" means the Plaintiffs and Brooke Group and Liggett.




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                  "Plaintiff Funds" means each of Iron Workers Local Union No.
17 Insurance Fund, IBEW Local No. 38 Health & Welfare Fund, Ohio Laborers' District Council-Ohio Contractors' Association Insurance Fund, Dealers-Unions Insurance Fund, and Local 47 Welfare Fund No. 1, Toledo Electrical Welfare Fund, through their trustees.

                  "Preliminary Approval" means the Court's preliminary approval of this Agreement, approval of the form of Notice to the Class pursuant to Rule 23 of the Federal Rules of Civil Procedure, or the setting of a date for the approval or submission for approval of the form of such notice.

                  "Present Affiliate" means with respect to a specified corporation, another corporation, partnership or other entity which directly or indirectly, controls, is controlled by, or is under common control with, such specified corporation or entity including any and all Parents, subsidiaries, and/or sister corporations or entities of such specified corporation or entity.

                  "Present Value" means, with respect to a specified amount or amounts, the present value of such amount or amounts as calculated using a discount rate equal to the yield on 10-year Treasury Notes as reported in the WALL STREET JOURNAL at the time of such calculation; provided that where such amount or amounts are not otherwise determinable, the amount or amounts to be present-valued shall be deemed to be the average for the most recent three years.




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                  "Pretax Income", with respect to Liggett, means for a
specified year, the "Income before Income Taxes" as determined in accordance with generally accepted accounting principles ("GAAP") of Liggett for its most recent fiscal year, as report in filings to the United States Securities and Exchange Commission or, if there is no such filing, as reported by Liggett's independent outside auditors. If GAAP changes in any material respect during the term of this Agreement so that the benefits anticipated by the parties (in light of GAAP applicable on the date of this Agreement), an appropriate adjustment shall be made to the formulas and calculations hereunder to achieve the parties' expectations as of the date hereof.

                  "Protective Order" or "Stipulation Regarding Liggett Documents" means, with respect to privileged documents produced by a Settling Defendant pursuant to Section 5.2, an order of the Court: (a) protecting the confidentiality of such documents; (b) providing that such documents may be used only in actions against Non-Settling Tobacco Companies and, to the extent permitted by law, only under seal; (c) providing that, to the extent such documents are or may be subject to the attorney/client privilege or attorney work product doctrine, such production or use of the documents does not constitute a waiver of such privilege, doctrine or protection with respect to any party other than the parties to whom the documents are produced subject to the order. The provisions of the Protective Order shall not apply to documents claimed to be privileged but which are determined by the Court or by any other court not to be privileged for reasons other than waiver due to production pursuant to this Agreement.

                  "Settling Defendants" means Brooke Group and/or Liggett.

                  "Settling Defendants' Counsel" means the law firm of Kasowitz, Benson, Torres & Friedman L.L.P.




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                  "Subsidiary" means with respect to a specified corporation, another corporation, partnership or other entity of which securities or other interests having the power to elect a majority of that corporation?s, partnership?s or other entity?s board of directors or similar governing body, or otherwise having the power to direct the management and policies of that corporation, partnership or other entity, are owned, directly or indirectly, by such specified corporation and/or one or more of its Subsidiaries.

                  "Tobacco Companies" means The American Tobacco Co., Lorillard Tobacco Co., Philip Morris Inc., R.J. Reynolds Tobacco Co., Brown & Williamson Tobacco Corp., Liggett and United States Tobacco Co. and/or their respective Affiliates.

                  "Tobacco Snuff" means any cut, ground, powdered, or leaf tobacco that is intended to be placed in the oral cavity.

2.       SETTLEMENT PURPOSES ONLY.

                  This Agreement is for settlement purposes only, and neither the fact of, nor any provision contained in, this Agreement nor any action taken hereunder shall constitute, be construed as, or be admissible in evidence against the Settling Defendants as, any admission of the validity of any claim, any argument or any fact alleged or which could have been alleged by Plaintiff Funds in the Action or alleged or which could have been alleged in any other action or proceeding of any kind or of any wrongdoing, fault, violation of law, or liability of any kind on the part of the Settling Defendants or any admission by them of any claim or allegation made or which could have been made in the Action or in any other action or proceeding of any kind, or as an admission by any of the Plaintiff Funds or members of the Class of the validity of any fact or defense asserted or which could have been asserted against them in the Action or in any other action or proceeding of any kind.



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3. SUBMISSION TO THE COURT.

                  Promptly after execution of this Agreement, the Parties shall, through their respective attorneys, jointly submit this Agreement to the Court and seek an order granting Preliminary Approval of this Agreement and approving dissemination of Notice.


4. PARTIES.

                  4.1. This Agreement shall be binding, in accordance with the terms hereof, upon the Plaintiff Funds, the Class, Brooke Group and Liggett; provided that, notwithstanding anything else contained in this Agreement, the payment obligations of this Agreement, if any, shall be binding only upon Liggett.

                  4.2. The Parties acknowledge and agree that the willingness of Brooke Group and Liggett to enter into this Agreement, and in particular their willingness to agree to provide cooperation as set forth in Section 5 hereof, is important to the interests of the Settlement Class.

5. COOPERATION.

                  5.1. Upon execution of this Agreement, each Settling Defendant shall:


                           (1) cooperate with the Plaintiff Funds, the Class and
                  counsel, in that such Settling Defendant will take no steps to impede or frustrate their investigations into, or prosecutions of, any of the Non-settling Tobacco Companies in the Action, so as to secure the just, speedy and inexpensive determination of the Action against said non-settling persons and entities;




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                           (2) cooperate in and facilitate reasonable non-party
                  discovery from Settling Defendants in connection with the Action;

                           (3) actively assist the Plaintiff Funds, the Class
                  and counsel in identifying and locating any and all persons known to such Settling Defendant to have documents or information that is discoverable in such proceedings, and to actively assist in interviewing and obtaining documents and information from all such persons, and to encourage such person to cooperate with the Settlement Class; and shall actively assist in interpreting documents relating to litigation against Non-settling Tobacco Companies; and

                           (4) insofar as such Settling Defendant has or obtains
                  any material information concerning any fraudulent or illegal conduct on the part of any parties, including Non-settling Tobacco Companies, their agents, or their co-defendants designed to frustrate or defeat the claims of the Plaintiff Funds or the Class against such parties, companies, agents or co-defendants, or which have the effect of unlawfully suppressing evidence relevant to smoking claims, disclose such information to the appropriate judicial and regulatory agencies.

                  5.2. Subject to, and promptly after the entry of a Protective Order by the Court, each Settling Defendant shall:

                           (1) promptly provide all documents and information
                  that are relevant to the subject matter of the Action or which are likely to lead to admissible evidence in connection with the claims asserted in the Action, subject to the provisions of Section 5.2(2) hereof;





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                            (2) waive any and all applicable attorney-client
                  privileges and work product protections with respect to such documents and information. Such waiver shall not extend to (a) documents and information not relevant to the subject matter of the Action or not reasonably likely to lead to admissible evidence in connection with claims asserted in the Action, or
                  (b) documents subject to a joint defense or other privilege or protection which Settling Defendants cannot legally waive unilaterally, except that the waiver by the Settling Defendant shall apply, to the extent permitted by law, to its own joint defenses or other privileges. To the extent that a Settling Defendant has a good faith belief, or one or more Non-settling Tobacco Companies claims, that documents to be provided pursuant to Section 5.2(1) hereof may be subject to a joint defense or other privilege (or a claim of such privilege) of one or more of the Non-settling Tobacco Companies, such documents shall be deposited under seal for IN CAMERA inspection by the Court together with a statement to the Court that such Settling Defendant has concerns as to whether some or all of such documents should be protected from discovery, and the Parties agree to request that the Court shall retain jurisdiction to resolve that issue. Liggett will participate in proceedings, including by way of court appearances or declarations, concerning issues of whether such documents are discoverable;





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                           (3) offer their employees, and any and all other
                  individuals over whom they have control, to provide witness interviews of such employees and to testify truthfully, in depositions and at trial; it being understood and agreed that Liggett will waive and hereby does waive any and all applicable confidentiality agreements to the extent such confidentiality agreements would restrict testimony under this Agreement, if any, to which such witnesses may be subject;

                           (4) demand from its past or current national legal
                  counsel all documents and information obtained in the course of representation of any Settling Defendant which in any way relates to the cooperation required in paragraphs 5.1(1) - 5.2(3) above, which shall be provided to the Plaintiff Funds, the Class and counsel as provided under this paragraph.

6. MONETARY COMPENSATION.

                  6.1. It is the intent of the Parties hereto that the Settling Defendants enjoy a preferred position with respect to the Non-Settling Tobacco Companies, in recognition of the Settling Defendants? willingness to enter into this Agreement and provide cooperation in the Action. For this reason, the Settling Defendants will not be obligated to pay money to the Plaintiff Funds or to the Class unless such Settling Defendants enter into monetary settlements with other Health and Welfare Trusts, as set forth in Section 6.2.





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                  6.2. In the event that, subsequent to the date of this
Agreement, any of the Settling Defendants enters into a settlement agreement ("Other Settlement") with any Health and Welfare Trust other than a Plaintiff Fund or a Class member on financial terms that are more favorable to the Health and Welfare Trust than those contained herein (as adjusted for relative Membership Population), the Plaintiff Funds and the Class shall have the right with respect to such Settling Defendant to replace or modify any or all of the financial terms of this Agreement with, or add to this Agreement, any or all such more favorable terms (adjusted for relative Membership Population) from the Other Settlement; provided that any reduction, credit, most favored nation, termination or other provision contained in such Other Settlement, the application of which provision would result in an adjustment of Settling Defendants' payment obligations, shall also be added to this Agreement.

                  6.3. Any and all payments made by a Settling Defendant pursuant to Section 5 hereof relating to preparation of witnesses to testify in the Action, including but not limited to payment of counsel fees for such witnesses, shall be credited against any and all amounts that may become payable by such Settling Defendant pursuant to Section 6.2 hereof.

                  6.4. Insofar as a final non-appealable judgment has not been entered in the Action within three years of the date of this Agreement with respect to the Non-Settling Tobacco Companies and there is no pending plaintiffs' verdict or scheduled trial date in the Action, the Settling Defendants and the Plaintiff Funds shall have the right to terminate this Agreement; provided that the Settling Defendants and Plaintiff Funds provide written notice of such termination to the respective parties and provided further that any and all payments due up to the date of such termination made to the Plaintiff Funds and/or the Class pursuant to this Agreement, if any, by the Settling Defendants shall be retained by the Plaintiff Funds and/or the Class.




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7. NOTICE TO THE SETTLEMENT CLASS.

                  7.1. Upon Preliminary Approval, and as the Court may direct, the Parties shall cause notice of the settlement embodied herein (the "Notice") to be mailed to the members of the Class.

                  7.2. The Notice, in a form to be approved by the Court, shall be disseminated over the course of a period not to exceed thirty (30) days from the Notice Date, subject to approval by the Court. Class members shall have until the end of this period to file, in the manner specified in the Notice, any objection or other response to the Proposed Settlement. A hearing with respect to final approval of this Settlement shall be set by the Court (and specified in the Notice to the Class).

8. FUTURE AFFILIATE.

                  8.1. The terms of this Agreement shall not be binding upon or applicable to a Future Affiliate of the Settling Defendants, except as provided for in this Section 8.

                  8.2. In the event of a Future Affiliate Transaction, the Plaintiff Funds, the Class, or any of its members, shall not (a) seek to enjoin or otherwise challenge a spinoff or like disposition of the stock or assets of any Affiliate of the Future Affiliate which is not as of the date of the execution of this Agreement a Parent of a company engaged in Domestic Tobacco Operations or itself engaged in Domestic Tobacco Operations ("Spinoff Affiliate"), (b) bring suit or otherwise take action against the Parent of the Future Affiliate with respect to



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such spinoff or like disposition of stock or assets, or (c) bring suit or otherwise take action against a Spinoff Affiliate for claims asserted in or related to the Action (and thereby release such Spinoff Affiliate pursuant to, MUTATIS MUTANDIS, Section 9.1 hereof). The Plaintiff Funds and the Class reserve the right to take the actions described in this Section 8.2 in the event that such spinoff or like disposition is sought by someone other than Brooke Group or a Future Affiliate or an Affiliate of a Future Affiliate. For purposes of this
Section 8.2, the Affiliates of such Future Affiliate shall be deemed to be those entities that were Affiliates of the Future Affiliate immediately prior to the Future Affiliate Transaction.

                  8.3. With respect to subsection 8.2, nothing in this provision, or elsewhere in this Agreement, limits the authority of the Class to challenge any transaction which they reasonably believe is in violation of federal or state antitrust law.

                  8.4. Promptly after a Future Affiliate Transaction, Settling Defendants and the Settlement Class and Settlement Class Counsel, each agree to exercise best efforts to negotiate in good faith a settlement of the Action against a Future Affiliate's Domestic Tobacco Operations.

                  8.5. Prior to a Future Affiliate Transaction, Settling Defendants shall not enter into any agreement with any prospective Future Affiliate which diminishes or impairs the prospective Future Affiliate's assets, other than in the established and/or ordinary course of business of such prospective Future Affiliate and shall use best efforts to prevent such prospective Future Affiliate from diminishing or impairing such assets. In the event of a Future Affiliate Transaction, the Class reserves all of their rights to prevent the Future Affiliate from diminishing or impairing the Future Affiliate's Tobacco assets, other than in the established and/or ordinary course of business of such Future Affiliate.





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9. RELEASE.

                  9.1. Upon the Class Settlement Date, with respect to each Settling Defendant, for good and sufficient consideration as described herein, the Plaintiff Funds and all members of the Class, collectively and individually, on behalf of themselves, their heirs, executors, administrators, trustees, agents, attorneys, successors, assigns, affiliates, officers, directors, employees, members and shareholders shall be deemed to and do hereby release, dismiss and discharge each and every claim, right, and cause of action (including, without limitation, all claims for damages, medical expenses, restitution, medical monitoring, or any similar legal or equitable relief, under federal, state or common law), known or unknown, asserted or unasserted, direct or indirect, which they had, now have, or may hereafter have against each Settling Defendant (including its past, present and future parents, subsidiaries, affiliates and their past, present and future agents, servants, attorneys, employees, officers, directors, shareholders, and beneficial owners) (and Downstream Distribution Entities of Liggett, but only to the extent that such downstream distribution entities would have cross-claims against Liggett) which is based on any and all harm, injury or damages claimed by members of the Class to be caused by smoking, addiction to, or dependence upon, cigarettes or which is asserted in the Action in connection with, or arising out of the conduct, acts, facts, transactions, occurrences, representations or omissions set forth, alleged, referred to or otherwise embraced in the Action complaint or any other smoking-related actions.




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                  Provided, however, as follows:

                  1) If this Agreement expires upon completion of its full term, this release shall continue and apply in full force and effect with respect to all released claims which accrued or shall accrue prior to, through and including the date of such expiration, such that such claims shall be forever released, but only as to such claims through and including such date; if this Agreement terminates for any reason prior to its full term, this release shall be of no further force and effect and Settling Defendants shall be entitled to a credit to the extent otherwise provided in this Agreement against all claims covered by the release for the full amount paid by such Settling Defendants hereunder.

                  2) Except as specifically provided herein, this release does not pertain or apply to any other existing or potential defendant in any present or future action.

                  3) This release does not release Settling Defendants from claims which may be asserted by the Class against a Settling Defendant involving conduct unrelated to the manufacture and/or sale of tobacco products.

                  9.2 In addition to the provisions of Section 9.1, each member of the Class hereby expressly waives and releases, upon this Agreement becoming final, any and all provisions, rights and benefits conferred by Section 1542 of the California Civil Code, which reads:

                  Section 1542. Certain Claims not Affected by General Release. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor;




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 or by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to paragraph 1542 of the California Civil Code. Each member of the Class may hereafter discover facts other than or different from those which he, she or it knows or believes to be true with respect to the claims which are the subject matter of the provisions of Section 9.1 hereof, but each member of the Class hereby expressly waives and fully, finally, and forever settles and releases, upon this Settlement Agreement becoming final, any known or unknown, suspected or unsuspected, contingent or non-contingent claim with respect to the subject matter of the provisions of
Section 9.1, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts.

                  9.3. Except as specifically provided herein, nothing in this Agreement shall prejudice or in any way interfere with the rights of the Plaintiff Funds, the Class and the Settling Defendants to pursue all of their rights and remedies against Non-settling Tobacco Companies or other defendants.

10. EXCLUSIVE REMEDY; DISMISSAL OF ACTION; JURISDICTION OF COURT.

                  10.1. Except as otherwise provided in this Agreement, this Agreement shall be the sole and exclusive remedy for any and all released claims of Class members against the Settling Defendants, and upon the entry of the Class Final Order and Judgment by the Court, each Class member shall be barred from initiating, asserting, or prosecuting any released claims against Brooke Group or Liggett.





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

                  10.2. On the Class Settlement Date, the Action shall be dismissed as against each Settling Defendant, subject to the continuing and exclusive jurisdiction of the Court over the enforcement and administration of the Agreement. Class members may not commence or prosecute actions against Brooke Group or Liggett on claims released pursuant to this Agreement once the Class Final Order and Judgment is entered. Class Counsel agree to provide reasonable cooperation to stay or dismiss, as appropriate, any action of any Class member for such released claims pending in state or federal court against the Settling Defendants.

                  10.3. The Court shall retain exclusive and continuing jurisdiction over the Action, the Settling Defendants, the Plaintiffs Funds and the Class to interpret and enforce the terms, conditions, and obligations of this Agreement. Nothing in this Agreement shall be construed to divest or limit the jurisdiction of the Court with respect to claims which may be alleged by the Class against Non-settling Tobacco Companies or other defendants.

11. TERM.

                  11.1. Unless earlier terminated in accordance with the provisions of this Agreement, the duration of this Agreement shall be twenty-five (25) years from the Class Settlement Date.

                  11.2. The performance of this Agreement by Liggett and Brooke Group is expressly contingent upon the Court's issuance of the Class Final Order and Judgment. If the Court fails to hold the Class Fairness Hearing within six
(6) months of the date hereof or to issue a Class Final Order and Judgment within sixty (60) days following conclusion of the Class Fairness Hearing, Liggett and Brooke Group and the Plaintiff Funds may elect to terminate this Agreement by written notice to the Court and the respective parties within twenty (20) business days following the end of either such period.

                  11.3. Except as may be otherwise specifically provided in this Agreement, a termination by a Settling Defendant hereunder shall have the effect of rendering this Agreement as having no force or effect whatsoever, null and void AB INITIO, and not admissible as evidence for any purpose in any pending or future litigation in any jurisdiction. However, a termination shall not affect any prior cooperation or require the return of any documents produced to the Plaintiff Funds or the Class pursuant to this Agreement.

12. CONTINUING ENFORCEABILITY.

                  12.1. The parties acknowledge and agree that a primary purpose of this Agreement is to provide the Class with certain equitable and other relief made available by Settling Defendants and their current Boards of Directors, while ensuring that Liggett may perform its obligations and make its payments hereunder, if any, without unduly risking insolvency, bankruptcy or liquidation; this Agreement is intended to be a mutually beneficial and equitable alternative to the prospect of bankruptcy.

                  12.2. Unless earlier terminated, this Agreement and each provision of or obligation arising from this Agreement shall continue and remain fully enforceable if a Settling Defendant institutes or is subject to the institution against it of any proceeding or voluntary case under title 11 of the United States Code, or other proceeding seeking to adjudicate it insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or other proceeding seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any part of its property (each, a "Bankruptcy Proceeding"). Brooke Group has the right but not the obligation to cure and to perform any of Liggett's monetary obligations, if any, under this Agreement (calculated as if Liggett were meeting such monetary obligations) notwithstanding the occurrence and continuation of any Bankruptcy Proceeding with respect to Liggett. The Class agrees that it has no right to terminate this Agreement, to call a default under this Agreement, or to compel Liggett to take or not to take any action with respect to this Agreement during any period in which Brooke Group is performing Liggett's post-bankruptcy proceeding monetary obligations hereunder.

13. ENTRY OF GOOD FAITH BAR ORDER ON CONTRIBUTION AND INDEMNITY CLAIMS; INDEMNIFICATION.

                  13.1. The Parties shall request that the Court enter an order barring and prohibiting the commencement and prosecution of any claim or action by any non-settling party against Settling Defendants, including but not limited to any contribution, indemnity and/or subrogation claim seeking reimbursement for payments made or to be made to any Class member for claims settled under this Agreement. Settling Defendants shall be entitled to dismissal with prejudice of any such non-settling party's claims against them which violate or are inconsistent with this bar.

                  13.2. No Class member shall make a claim against a non-settling person for what would be a claim settled under this Agreement if asserted against a Settling Defendant.

                  13.3. Claims by or on behalf of any Class members against any non-settling parties are not released and shall not be barred, precluded, limited, or reduced as a consequence of this Agreement or the subsequent award and distribution of funds to such Class members, except if and to the extent required under federal or state law applicable under choice-of-law doctrines in the forum in which any such claims may be instituted or pursued.

14. EXPENSES AND FEES.

                  14.1. The costs of Notice shall be paid by the Settling Defendants.

                  14.2 The reasonable fees and expenses of Class Counsel, if and as approved by the Court, shall be paid by the Settling Defendants after the Settlement Date.

15. COURT'S SETTLEMENT APPROVAL ORDER.

                  Except as specifically provided herein, this Agreement is subject to and conditioned upon the issuance by the Court, following the Class Fairness Hearing, of a Class Final Order and Judgment.

16. EFFECT OF DEFAULT OF ANY SETTLING DEFENDANT.

                  In the event any Settling Defendant fails to make a payment due and owing under the terms of this Agreement, or is in default of this Agreement in any other respect, the Class Counsel shall so notify the Court. The defaulting Settling Defendant shall then be given up to sixty (60) calendar days to "cure" the default. If the defaulting Settling Defendant does not "cure" the default in the time provided in this Section 16, and if no other Settling Defendant elects to cure such default, the Class Counsel may apply to the Court for relief, including withdrawal from the Agreement.

17. REPRESENTATIONS AND WARRANTIES; COVENANTS.

                  Each Settling Defendant represents and warrants that (i) it has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance by such Settling Defendant of this Agreement and the consummation by it of the actions contemplated herein have been duly authorized by all necessary corporate action on the part of such Settling Defendant; and (iii) this Agreement has been duly and validly executed and delivered by such Settling Defendant and constitutes its legal, valid and binding obligation.

18. FURTHER ACTIONS.

                  Each of the Parties and their respective counsel shall take such actions and execute such additional documents as may be reasonably necessary or appropriate to consummate or implement the settlement contemplated by this Agreement.


19. MISCELLANEOUS.

                  19.1. This Agreement, including all Exhibits attached hereto, shall constitute the entire agreement among the Parties with regard to the subject matter of this Agreement and shall supersede any previous agreements and understandings between the Parties with respect to the subject matter of this Agreement. This Agreement may not be changed, modified, or amended except in writing signed by all parties, subject to Court approval.

                  19.2. This Agreement shall be construed under and governed by the laws of the State of Ohio.

                  19.3. This Agreement may be executed by the Parties in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  19.4. This Agreement shall be binding upon and inure to the benefit of the Plaintiff Funds, the Class, the Settling Defendants, and their representatives, heirs, successors, and assigns; provided, however, that, upon any assignment of this Agreement by or on behalf of Liggett, or succession to this Agreement through any combination with Liggett, other than with the prior written consent of Brooke Group (which can be withheld for any or no reason), the obligations of this Agreement shall be binding upon such assignee or successor and each of its affiliates as if they each were Settling Defendants on the date of execution hereof.

                  19.5. Other than as provided in Section 19.4, nothing in this Agreement shall be construed to subject any Settling Defendant's parent or affiliated company to the obligations or liabilities of that Settling Defendant.

                  19.6. There shall be no third party beneficiaries of this Agreement other than non-party releasees hereunder. No person other than the Parties hereto, the Class members and the releasees hereunder shall have any right or claim under or in respect of this Agreement.

                  19.7. The headings of the Sections of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect its construction.

                  19.8. Any notice, request, instruction, application for Court approval or application for Court orders sought in connection with this Agreement or other document to be given by any Party to any other Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to the Settling Defendants to the attention of each Settling Defendant's respective representative and to the Class Counsel on behalf of Settlement Class members, or to other recipients as the Court may specify. As of the date of this Agreement, the respective representatives are as follows:

Plaintiff Funds:

         MILBERG WEISS BERSHAD HYNES & LERACH
         600 W. Broadway, Suite 1800
         San Diego, California 92101-3356
         Attn:    Patrick J. Coughlin
                  Frank J. Janecek, Jr.

         SCHWARZBALD & ROCK
         616 Bond Court Building
         1300 East Ninth Street
         Cleveland, Ohio 44114-1503
         Attn:    Eben McNair

Settling Defendants:

         KASOWITZ, BENSON, TORRES & FRIEDMAN LLP
         1301 Avenue of the Americas
         New York, New York 10019
         Attn:    Marc E. Kasowitz
                  Daniel R. Benson
                  Aaron H. Marks

                  The above designated representatives may be changed from time to time by any Party upon giving notice to all other Parties in conformance with this Section 19.8.

                  19.9. References to or use of a singular noun or pronoun in this Agreement shall include the plural, unless the context implies otherwise.

         IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and date first written above.



                                    CLASS COUNSEL



                                    /s/ Patrick J. Coughlin
                                    -------------------------------------------



                                    /s/ Frank J. Janecek, Jr.
                                    -------------------------------------------



                                    /s/ Eben McNair
                                    -------------------------------------------



                                    /s/ Marc E. Kasowitz
                                    -------------------------------------------



                                    /s/ Daniel R. Benson
                                    -------------------------------------------



                                    /s/ Aaron H. Marks
                                    -------------------------------------------



                                    BROOKE GROUP LTD.



                                    By: /s/ Marc N. Bell
                                        ---------------------------------------
                                        Marc N. Bell


                                    Date:  January 14, 1999



                                    LIGGETT GROUP INC.



                                    By: /s/ Marc N. Bell
                                        ---------------------------------------
                                        Marc N. Bell

                                    Date:  January 14, 1999



                                    LIGGETT & MYERS, INC.

                                    By: /s/ Marc N. Bell
                                        ---------------------------------------
                                        Marc N. Bell


                                    Date:  January 14, 1999